Exhibit 99.1

Information Relating to Part II, Item 14 – Other Expenses of Issuance and Distribution

The expenses in connection with the offering of $300.0 million aggregate principal amount of 3.250% senior notes due 2021 by PNM Resources, Inc., registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-223336) filed on March 1, 2018, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$37,350[1]
Accounting Fees and Expenses	$60,000
Printing Expenses	$20,000
Legal Fees and Expenses	$350,000
Blue Sky Fees and Expenses	$7,500
Fees and Expenses of Trustee	$4,500
Rating Agency Fees	$313,500
Miscellaneous Expenses	$4,150

Total	$797,000
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1 Previously paid.